Exhibit 10.13

April 22, 2014

Michael J. Schulte

Re: Offer of Employment

Dear Mike:

Atkore International is pleased to offer you the position of President, Unistrut International based in Harvey, Illinois. We believe your experience and talent will enhance our business and provide us with support in an area of strategic importance.

Our formal employment offer consists of the following, and if accepted, we would like you to start work on or before May 12, 2014.

Compensation

You will receive a starting bi-weekly salary of $14,423.07, which is equivalent to $375,000 annually. Your compensation and job performance will be reviewed on a periodic basis and may be adjusted based on your performance and the overall performance of the Company.

Annual Incentive Plan (AlP)

You will be eligible to participate in Atkore’s Annual Incentive Plan (AIP) with a target bonus equal to 50% of your base salary. Payment of this bonus is subject to the satisfactory achievement of individual, business, and corporate objectives established by the Company and will be prorated based on time worked in FY2014.

Long Term Incentive Plan (LTIP)

You will be eligible to participate in Atkore’s Long Term Incentive Plan (LTIP). The LTIP plan is generally consistent with a typical stock option program, the details of which are specifically outlined in and controlled by the plan document. That plan document is subject to Board approved modifications from time to time.

The Atkore LTIP does have some unique characteristics some of which include the option to purchase shares in Atkore which in turn provides you with matching stock options. The plan also includes a one-time stock option grant.

You will be asked to purchase a minimum of $200,000 and a maximum of $400,000 worth of shares which are expected to be valued at $10 per share. You will be awarded matching stock options equal to three times the number of shares you purchase.

Also, within 30 days of starting your employment with the Company, you will also receive a one-time stock option grant consisting of 100,000 stock options, again with an expected strike price of $10 per option.

Other pertinent aspects of the LTIP include:

•	The stock option grants vest 20% per year over 5 years;

•	The strike price is based on the current value per share which is determined every six months by the Board of Directors based on external valuation factors and is expected to be $10 at the time of grant;

•	The value of each stock option is the ultimate selling price less the strike price;

•	These stock options are generally only exercisable upon a liquidity event which generally can be described as an initial public offering (IPO) or other change of control.

Signing Bonus & Commuting Arrangements

It is understood that you will commute from your home to Chicago as needed for the next year due to school issues for your children. To assist with this commuting cost, the Company will pay you a signing bonus of $40,000 as a lump sum within 30 days of starting work to be used for living expenses in Chicago which you will incur while commuting.

Additionally, your air travel to/from Chicago and your current home, as well as a rental car will be paid for by the company during this temporary commuting period provided that such travel is reasonable and business related.

If you voluntarily resign within 24 months of your start date, you agree that you are obligated to reimburse the Company the entire signing bonus.

Relocation

You will be eligible for the Atkore U.S. Domestic Relocation Program B which is enclosed in your initial offer packet. The benefit of going through our required relocation service (WRRI) is that you get reimbursed for closing costs, including real estate commissions, and the Company is allowed tax efficiencies under the IRS code.

An exception to the policy which is being offered to you is that the cap covering loss on sale of your home will be increased from $40,000 to $80,000. All other aspects of the relocation policy B will be applicable to your relocation.

Medical and Dental

You will be eligible to participate in the Company’s medical and/or dental plan, on a contributory basis, after completion of 30 days of service. All benefit programs are reviewed annually and changes in plan design and/or employee contributions may be made at the discretion of the Company. Your contribution schedule, should you choose to participate in these plans, is included in the new hire packet being sent to your home. Upon commencement of your employment, you will receive more information on your initial benefits enrollment. In addition to the medical and dental plans outlined above, you are also eligible for reimbursement of your medical and dental costs through COBRA under your current employers’ plans during your first 30 days of employment.

Atkore Retirement Savings and investment 401(K) Plan

You will be eligible to participate in the Atkore Retirement Savings and Investment Plan effective the first pay period after your date of hire. This plan provides for retirement savings through pre-tax payroll contributions and a 50% company match on your first 6% of employee contributions. There is an automatic enrollment of 2% that you can change at any time.

Reporting Relationship

You will report directly to John Williamson, President & CEO, Atkore International.

Holidays

You will observe the holiday schedule in effect for Atkore employees located at the Harvey facility. A copy of the 2014 holiday schedule is included in your offer packet.

Vacation

You will receive four (4) weeks of paid vacation per year effective with your start date. Vacation time is accrued on a monthly basis in accordance with the Vacation Policy included in your offer packet.

Other Benefit Programs

Please refer to the Benefits Overview also enclosed in the new hire packet for additional 2014 benefits for which you are eligible.

Consistent with our commitment to a drug/alcohol-free workplace, this offer is contingent upon the successful completion of a background check and drug screen. The necessary information to complete the drug screen is included in your new hire packet. Should you have questions about the drug screen, you can contact Michele Qualls at 708 225 2541.

Also enclosed in the new hire packet is a copy of the Guide to Ethical Conduct. Please read the guide carefully. As a condition of accepting our offer, you must sign the signature sheet at the end of the guide indicating that you have read, understand, and agree to comply with the ethical standards required of all employees.

Please understand that this letter is a confirmation of an offer of employment and does not constitute an employment contract of any kind. Your employment with the Company is “at-will” and either you or the Company may terminate the employment relationship at any time for any lawful reason.

Please provide your decision by signing and returning a copy of the offer letter to Kevin Fitzpatrick at the Atkore International address above or email a signed copy to kfitzpatrick@atkore.com by no later than close of business on Friday, April 25, 2014. The terms of this offer may be altered or rescinded by Atkore if you do not respond by close of business on that day.

I look forward to your favorable response and you joining the Atkore Team.

Sincerely,

John P. Williamson

President and CEO,

Atkore International

Please sign below indicating your acceptance of this offer.

/s/ Michael Schulte	4/24/14
Michael Schulte	Date

Employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be settled exclusively through arbitration. This document sets forth the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.

4